Exhibit 11.1

BDO in PUERTO RICO 1302 Ponce De León Ave. 1ST Floor San Juan, Puerto Rico 00907 Tel: 787-754-3999 Fax: 787-754-3105 www.bdopr.com

CONSENT OF INDEPENDENT AUDITOR

VIA E-MAIL: teague@energyx.com

March 8, 2022

Mr. Teague Egan

Chief Executive Officer

Energy Exploration Technologies, Inc.

100 Green Villas Drive #21

Dorado, Puerto Rico 00646

Dear Mr. Egan:

We consent to the use in the Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated October 28, 2021, relating to the balance sheets of Energy Exploration Technologies Inc. as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity, and cash flows for years then ended, and the related notes to the financial statements.

BDO-Audit, PSC (“BDO”) has not compiled, reviewed, or audited the interim financial information and does not express any opinion or any form of assurance with respect to the information included in the offering circular.

Ryan Marín, CPA

Managing Shareholder

BDO in Puerto Rico offers its services through one or more of the following affiliated entities: BDO-Audit, PSC; BDO-Advisory, LLC; BDO-Outsourcing Services, PSC; BDO-Tax, LLC; BDO Puerto Rico, PSC, and BDO-Government Services, LLC, all Puerto Rico entities. All such entities are members of BDO International Limited, a United Kingdom company limited by guarantee, and form part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.